UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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THE NEW GERMANY FUND, INC.
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The New Germany Fund, Inc. NYSE:GF June 2007

Important Notes: Closed end funds, unlike open end funds, are not continuously offered. There is a one time public offering and once issued, shares of closed end funds are sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the fund's shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its shares will trade at, below or above net asset value. Past results of the markets as discussed in this presentation are not necessarily indicative of future performance of those markets. These funds are not diversified and may focus their investments in certain geographical regions, thereby increasing their vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such as currency fluctuations and political and economic changes and market risks. This may result in greater share price volatility. References to securities, transactions and holdings should not be considered a recommendation to purchase or sell a particular security and there is no assurance, as of the date of publication, that the securities remain in the portfolio. Additionally, it is noted that the securities or transactions referenced do not represent all of the securities purchased, sold or recommended during the period referenced and there is no guarantee as to the future profitability of any of the securities identified and discussed herein. We or our affiliates or persons associated with us, or such affiliates (associated persons) may maintain a long or short position in securities referred to herein, or in related futures or options; purchase or sell, make a market in, or engage in any other transaction involving such securities, and earn brokerage or other compensation in respect of the foregoing.

The New Germany Fund, Inc. This solicitation is made on behalf of The New Germany Fund, Inc. and may be used by the Fund's directors and officers in communicating with stockholders. Stockholders are advised to read the Definitive Proxy Statement, and any other relevant documents that the Fund will file with the SEC because they will contain important information. Stockholders and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and other related documents filed by the Fund at the SEC's website (http:/www.sec.gov). The Definitive Proxy Statement and other related documents filed with the SEC may also be obtained by a stockholder from the Fund free of charge. Such requests should be directed by mail to The New Germany Fund, Inc., c/o Deutsche Asset Management, 345 Park Avenue, NYC20-2799, New York, New York 10154 or by telephone to 1-800-437-6269

Overview – New Germany Fund, Inc. Investment Objective: The New Germany Fund, Inc. seeks long-term capital appreciation primarily through investment in the Mittelstand – an important group of small- and mid-cap German companies. The Fund invests primarily in middle market German companies and may invest up to 20% elsewhere in Western Europe. Total Net Assets: $447 million (as of March 31, 2007) Shares Outstanding: 24,804,698 NYSE Symbol: GF Expense Ratio: 1.30% Cusip: 644465106 Performance: The Fund has outperformed its benchmark and has returned 183% to shareholders over the last five years (based on cumulative NAV return). The Fund has outperformed its benchmark over the long term. One contributing factor has been the closed-end structure which allows the manager to stay fully invested at all times and not be subject to inflows and outflows depending on market conditions.

The Issues Surrounding 2007 Proxy: Proposal 1: To re-elect four (4) Directors, each to serve for a term of three years and until their successors are elected and qualify. All incumbent nominees satisfy the Fund’s director qualification bylaw, which requires relevant experience and country knowledge about Germany, where the Fund Invests. The interests of the Fund and the stockholders are best served when its Directors have experience in matters relevant to the Fund’s investment business and can add value to the Fund. The incumbent nominees hold an average of 5,840 shares of New Germany stock

Corporate Governance: Director Qualification Bylaws Principles of good governance favor having minimum qualifications for directors The Fund Director’s Guidebook (2nd Ed.), published in 2003 by the American Bar Association, specifically endorses “qualification requirements for nominees as directors.” Other commentators are to the same effect Maryland Law (similar to Delaware Law) specifically authorizes bylaws to contain director qualification requirements The Fund’s bylaws have for over seven years required at least 10 years’ experience relevant to the Fund – business, investment, economic or political matters of Germany Geographically-based director qualifications are relevant and sensible for a geographically-oriented fund. Director qualification bylaws are more likely to yield truly independent directors who have the experience to weigh the long and short-term factors, and the clout to implement their decisions. Such bylaws are common among closed-end funds: *Dissolved Aberdeen Australia Equity Fund, Inc. The Asia Pacific Fund, Inc. The Austria Fund, Inc.* The France Growth Fund, Inc.* Global Income Fund, Inc. The Korean Investment Fund, Inc.* The Mexico Fund, Inc. The Southern Africa Fund, Inc.* The Spain Fund, Inc. The Swiss Helvetia Fund, Inc. The Taiwan Fund, Inc. Tortoise Energy Infrastructure Corporation

Tender Offer Considerations In Proposal 3, the dissidents are seeking that the Fund should promptly conduct a self-tender offer for 30% of its shares at 96% of net asset value. The discount is a function of the NAV and market price, each of which may be influenced by different factors. There is debate whether a closed-end fund discount is the cause of market price movements or is merely the effect. The Board believes the discount is the effect and not the cause of external market price movements. The Board of Directors has for a number of years conducted a share repurchase program to purchase shares at a discount to NAV, which increases NAV per share. The share repurchase program is less expensive to the Fund and its holders than the proposed tender offer and spreads the effect of purchases over a longer period. The Board of Directors continually monitors Fund performance and the Fund’s market price value compare to NAV. The Board authorized a cash tender offer for up to 10% of the Fund’s outstanding shares at a price of 95% of net asset value if the discount from average daily net asset value of the volume-weighted average daily market price of Fund shares was greater than 10% for the six-month period July 1, 2006 through December 31, 2006. The discount was less than 10% during the period and the tender offer was not triggered. The discount in the Funds has consistently been narrowing year after year. The Fund’s average discount in 2006 was 9.3%, the lowest average yearly discount since the Fund’s inception. The Fund’s discount averaged 8.2% for the first quarter of 2007.

Performance (in % USD)

Performance information

All performance shown is historical, assumes reinvestment of all dividend and capital gain distributions, and does not guarantee future results. Investment return and principal value fluctuate with changing market conditions, so that, when sold, shares may be worth more or less than the original cost. Current performance may be lower or higher than the performance data quoted. Please visit www.newgermanyfund.com or call (800)GERMANY and speak to a representative to obtain the fund's most recent performance.

Average Annual Total Returns as of 3/31/07	Market Value	Net Asset Value	Benchmark*
1-Year	28.86	28.15	28.81
3-year	35.27	29.83	28.85
5-year	25.33	23.15	20.90
10-year	9.72	7.54	3.09
Life of fund	5.48	7.35	n/a

Cumulative Returns as of 3/31/07	Market Value	Net Asset Value	Benchmark*
YTD	13.89	12.41	10.39
1-month	5.98	7.58	6.11
3-month	13.89	12.41	10.39
Inception date	1/30/90	1/30/90	n/a

Total return based on net asset value reflects changes in the fund's net asset value during each period. Total return based on market value reflects changes in market value. Each figure assumes that dividends and capital gains, if any, were reinvested. These figures will differ depending on the level of any discount from or premium to NAV at which the fund's shares traded during the period.

Returns during part or all of the periods shown reflect a fee and/or expense waiver. Without this waiver, returns would have been lower and any rankings/ratings might have been less favorable. If a voluntary fee waiver is applicable, it may be terminated or adjusted at any time without notice.

***The Midcap Market Performance** Index is a total return index that is composed of various MDAX and TecDax issues, reflecting the performance of the mid-caps across all sectors of the Prime Segment. Index returns assume reinvestment of any and all distributions and, unlike fund returns, do not reflect fees or expenses. It is not possible to invest directly in an index.

New Germany Fund at a Glance LARGEST EQUITY HOLDINGS as of 3/31/07 Company Ctry Industry % of TNA 1. Fresenius DE Health care equipment and supplies 5.6% 2. Merck DE Pharmaceuticals 4.1 3. Salzgitter DE Metals and mining 3.9 4. Bilfinger Berger DE Construction and engineering 3.6 5. United Internet DE Internet software and services 3.6 6. SGL Carbon DE Electrical equipment 3.4 7. K + S DE Chemicals 3.3 8. European Aeronautic Defense NL Aerospace and defense 3.3 9. Software AG DE Computer software 3.1 10. GEA Group DE Chemicals 3.1 Total 37.0% Portfolio holdings are subject to change. TNA refers to total net assets of all securities in the portfolio, including cash and equivalents. As of March 31, 2007. Subject to change. SECTOR COMPOSITION as of 3/31/07 Industrials 35% Health care 17 Financials 14 Information technology 12 Consumer discretionary 9 Materials 9 Telecom services 3 Other 1 Sector composition is subject to change. GEOGRAPHIC DISTRIBUTION as of 3/31/07 Germany (DE) 94% Netherlands (NL) 3% Ireland (IE) 2% France (FR) 1% Geographic distribution is subject to change. Percentages represent % of market value, which refers to all securities in the portfolio except cash and equivalents.

Top Relative Overweight Holdings Sartorius 2.7%* Sector: Industrials Market Cap: US$1.1 billion Mechatronics & biotech (equipment for biomolecular filtration and fermentation) Good set of 2006 figures: sales +7.6 % to EUR 521m, EBIT + 19.2 % to EUR 52.1m Sartorius will combine its biotech division with the French biotech company Stedim S.A. => Sartorius will substantially strengthen its market position as a technology provider to the fast growing biopharmaceutical market Since the beginning of the year, management has increased its mid-term targets twice Sartorius performance as of 3/31/07 Past performance is not a guarantee of future results Source: MSCI, Bloomberg, company data as of March 31, 2007. *% of relative weight in portfolio vs. benchmark as of 3/31/07. Absolute weight as of 3/31/07 was 2.7%. Subject to change. $22 $26 $30 $34 $38 $42 $46 $50 $54 $58 Dec-05 Jan-06 Feb-06 Mar-06 Apr-06 May-06 Jun-06 Jul-06 Aug-06 Sep-06 Oct-06 Nov-06 Dec-06 Jan-07 Feb-07 Mar-07

Top Relative Overweight Holdings Fresenius 2.3%* Sector: Healthcare Market Cap: US$12.3 billion Fresenius develops, manufactures, and markets pharmaceutical and medical home care and hospital products and equipment worldwide (4 units: FMC, Kabi, ProServe and Biotech) FMC is a dominant dialysis service and product provider in the US and international market Kabi is a medical nutrition provider in the international markets outside the US (market shows constant growth with good margins) ProServe is a hospital chain (profit from privatization trend in the German hospital market) EPS CAGR 06-10e: approx. 12% Fresenius performance as of 3/31/07 Past performance is not a guarantee of future results Source: MSCI, Bloomberg, company data as of March 31, 2007. *% of relative weight in portfolio vs. benchmark as of 3/31/07. Absolute weight as of 3/31/07 was 5.6%. Subject to change. $45 $50 $55 $60 $65 $70 $75 $80 Dec-05 Jan-06 Feb-06 Mar-06 Apr-06 May-06 Jun-06 Jul-06 Aug-06 Sep-06 Oct-06 Nov-06 Dec-06 Jan-07 Feb-07 Mar-07

Top Relative Overweight Holdings SGL Carbon 2.3%* Sector: Industrials Market Cap: US$2.1 billion World’s leading manufacturers of carbon-based products Solid set of 2006 figures: Sales +11 % to EUR 1.2bn, EBIT+ 50 % to EUR 170m, net income +44 % to EUR 40.7m; further reduction in net debt Strong demand for electrodes esp. from Asian clients helped SGL to lift prices SGL expands capacity to meet rising demand for graphite electrodes and fibre carbon products Management increased mid-term targets: EBIT margin of 12-16% (up from10-15%) and consolidated sales in 2011 around 40-50% above 2006 level SGL Carbon performance as of 3/31/07 Past performance is not a guarantee of future results Source: MSCI, Bloomberg, company data as of March 31, 2007. *% of relative weight in portfolio vs. benchmark as of 3/31/07. Absolute weight as of 3/31/07 was 3.4%. Subject to change. $15 $17 $19 $21 $23 $25 $27 $29 $31 $33 Dec-05 Jan-06 Feb-06 Mar-06 Apr-06 May-06 Jun-06 Jul-06 Aug-06 Sep-06 Oct-06 Nov-06 Dec-06 Jan-07 Feb-07 Mar-07

Identifying Opportunities: Capitalizing on the Cost Advantage of Off-shoring Kontron Produces embedded computer systems Majority of the market is serviced by in-house engineering departments Kontron offers lower cost outsourcing option due to economies of scale and labor cost advantages Clients include the Russian power sector, ABB, Motorola, GE Medical, Bombardier, General Dynamics, IGT, Schlumberger Source: BDI (Federation of German Industries), 2005 survey of 2,500 industrial companies. Other Companies that are Off-shoring: Hugo Boss Leoni Puma Rheinmetall Kontron, Hugo Boss, Puma, and Rheinmetall constituted 1.6%, 1.9%, 2.5% and 2.0% respectively of the market value of the Fund's portfolio as of 3/31/07. The Fund did not hold any shares of Leoni as of 3/31/07. Small and medium-sized German companies: % of employees located outside of Germany 0% 10% 20% 30% 40% 50% 60% 70% <20 20 - 99 100 - 249 250 - 499 <500 # of employees Until now In the next 2 years

Puma Launched a long-term strategic plan in 1993 aimed at returning the company to profitability and becoming one of the most desirable sport lifestyle brands in the world. Currently in Phase IV of the strategic plan, with a focus on regional and product expansion Achieved 11 straight years of growth, including 9 years of double-digit growth. Hugo Boss Menswear designer completed successful turnaround of women’s wear business in 2004. Achieved 38% increase in sales for women’s wear in 2005. Long-term goal to increase women’s wear to one-third of group sales (from 6% in 2004; target date to achieve long-term goal not specified). Identifying Opportunities: Consumer Companies Repositioning in the Market Puma Finds Growth. Puma and Hugo Boss constituted 2.5% and 1.9% respectively of the market value of the Fund's portfolio as of 3/31/07. Source: Eurostat, Bundesbank, Morgan Stanley Research, as of April 2006. Source: Puma 2005 Annual Report. 0 200 400 600 800 1000 2001 2002 2003 2004 2005 million euros 35 40 45 50 55 % Gross Profit Gross Profit Margin Despite a Tough Domestic Market

Identifying Opportunities: From Restructuring to Sustainable Growth GEA: Work in Progress Core business: Engineering services for the food, dairy, beverage and pharmaceutical industries Details of Restructuring Program: Exited the chemicals business in 2003 Plan to exit the plant engineering business faces potential difficulties as some portions of the business may be difficult to sell. Results of Restructuring Program: Achieved EBIT growth of 74% in Q1 2006 Further growth fuelled by increasing demand for processed food and beverages and medical care Additional growth driven by increasing demand for ethanol (plant engineering business) Rheinmetall: Restructuring Completed Core businesses: Automotive and Defense Details of Restructuring Program: Divested non-core businesses Restructured both the automotive and defense divisions Results of Restructuring Program: Achieved organic sales growth of 13% in Q1 2006 Further growth fuelled by tighter emissions standards (automotive) and increased focus on homeland security (defense) GEA and Rheinmentall constituted 3.1% and 2.0% respectively of the market value of the Fund's portfolio as of 3/31/07. Past performance is not indicative of future results.

CECE Index: capitalization-weighted index consisting of all the shares included within the OTOB index family. The indices included are the Hungarian Traded Index (CHTX), the Polish Traded Index (CPTX), the Czech Traded Index (CCTX), and the Slovak Traded Index. Czech Traded Index (CTX): a capitalization weighted index consisting of 8 Czechian blue chip stocks, which together account for 43% of the total market capitalization and 53% of the total trading volume of all Czech stocks DAX30: The German Stock Index is a total return index of 30 selected German blue chip stocks traded on the Frankfurt Stock Exchange. Hungarian Traded Index (HTX): a capitalization weighted index of most actively traded blue-chip stocks in Hungary. These stocks make up 80% of the total market capitalization and 88% of the total trading volume of all Hungarian stocks. ISE National 30 Index: Istanbul Stock Exchange National 30- capitalization-weighted index composed of Turkey’s National Market companies except investment trusts Midcap Market Performance Index: a total return index that is composed of various MDAX and TecDax issues, reflecting the performance of the mid-caps across all sectors of the Prime Segment. MSCI EMU: a capitalization weighted index that monitors the performance of stocks from the countries that make up the Economic and Monetary Union Polish Traded Index (PTX): a capitalization weighted index of Polish blue chip stocks, which together account for 52% of the total market capitalizations and 44% of the total trading volume of all Polish stocks. Russia RTX Index: capitalization-weighted index of Russian blue chip stocks calculated in USD. Index Definitions Source: Bloomberg, MSCI Indices are unmanaged and assume the reinvestment of all dividends and capital gains. It is not possible to invest directly into an index.

IMPORTANT – PLEASE NOTE The past performance of a product or service does not guarantee or predict future performance. The products and services described in this document are not appropriate for everyone, so an interested party must make his or her own independent legal, tax, a ccounting and financial evaluation of their merits and risks. The information provided herein is neither financial advice nor a recommendation, offer or solicitation to engage in a financial transaction or purchase of a particular product or service, and Deutsche Bank makes no representation concerning its accuracy, completeness or fairness. We assume no responsibility to advise the recipients of this document with regard to changes in our views. All opinions and estimates herein, including forecast retu rns, reflect our judgement on the date of this report and are subject to change without notice. Fund shares are not FDIC - insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal. DWS Scudder is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Asset Management Inc., Deutsche Invest ment Management Americas Inc., and DWS Trust Company. The opinions and forecasts expressed are thos e of the investment team as of 6 /2007 , and may not actually come to pass. This information is subject to change at any time, based on market and other condi tions and should not be construed as a recommendation of any specific security. For Further Information please call Investor Services at 800 - 349.4281 Or visit us on the web at www.germanyfund.com This presentation is provided for informational purposes only and is not intended for trading purposes. 48761 6 /0 7